Exhibit 99.1

SCOLR Pharma Reports Results for 2005

BELLEVUE, WA, March 23, 2006 – SCOLR Pharma, Inc. (Amex: DDD – News) today reported its financial results for the fiscal year ended December 31, 2005.

“We are very pleased with the progress we made in 2005 building a solid foundation for our specialty pharmaceutical business. Our operating results reflect the costs of advancing our business and are consistent with our expectations,” stated Daniel O. Wilds, SCOLR Pharma’s President and CEO. “We made significant progress in 2005 executing our strategy of building corporate relationships and successfully testing several of our differentiated CDT® (controlled drug delivery) based drug formulations. These development programs are related to drugs with current total U.S. annual sales exceeding $4 billion. In 2006, we intend to evaluate additional drug candidates, expand our portfolio of internal development targets, and pursue additional corporate relationships for product commercialization.”

2005 Highlights include:

•	Completed optimization of our 12 hour CDT-based extended release ibuprofen with confirmatory clinical evaluations, and licensed the use of our CDT technology for OTC products containing ibuprofen to Wyeth – December ‘05;

•	Completed pilot bioavailability trial for our 24 hour extended release CDT-based ondansetron formulations – December ‘05.

•	Entered Strategic Alliance with Perrigo to manufacture and market certain of our CDT-based extended release nutritional products – October ‘05;

•	Received second patent (USPTO#6,936,275) for our CDT amino acid technology – September ‘05;

•	Completed initial pilot bioavailability trial for our immediate release CDT-based raloxifene formulations – August ‘05;

•	Added independent industry professional to the board of directors – July ‘05; and, strengthened our management team – January – December ‘05;

•	Completed initial and confirmatory ANDA (Abbreviated New Drug Application) clinical testing for our 12 hour extended-release CDT-based pseudoephedrine – May and October ‘05; and,

•	Completed $15 million Private Placement Financing – February ‘05.

Full Year Results

SCOLR Pharma’s drug delivery business generates revenue from CDT-based sales in the dietary supplement markets, including sales by national retailers such as Wal-Mart, Rite Aid, Trader Joe’s, and the General Nutrition Corporation. Royalties from our dietary supplement products for the year ended December 31, 2005, were $635,407. This was an increase of 44% as compared to 2004 royalties of $441,993 and does not include adjustments for royalty payments prior to July 1, 2005, associated with the sale of SCOLR Pharma’s probiotics business and applied to notes receivable. The increase was primarily attributable to a higher level of nutritional product sales, $98,762, and reporting

$94,630 of post July 1, 2005 royalty revenues from the buyer of our probiotics business. Marketing and selling expenses increased 33% or $70,626 to $286,377 for 2005, as compared to $215,751 in 2004, as a direct result of increased activity associated with our selling and marketing efforts.

Our strategy continues to include a significant commitment to research and development activities in connection with the growth of our specialty pharmaceutical business. Spending on research and development increased 126% or $3,274,929 to $5,878,290 in 2005 from $2,603,361 in 2004. The increase relates to expanding our research and development capabilities and expenses associated with contract manufacturing and clinical trials for our expanded portfolio of CDT-based development targets.

We reported a net loss of $(8,886,063) or $(0.26) per share (basic and diluted) for fiscal year 2005, as compared with a restated net loss of $(5,747,681), or $(0.19) per share (basic and diluted) for fiscal year 2004. We restated our financial information for 2004 to reflect the reclassification of warrants issued to investors in our February 2004 financing as a liability due to the potential cash obligation related to the liquidated damages provisions in the registration agreements applicable to such warrants. The increase in the fair value of these warrants generated a non-cash expense of $97,297 and $834,866 in 2005 and 2004, respectively. In addition, as of February 24, 2004, we restated shareholders’ equity to classify the equity associated with the issuance of common stock in our 2004 financing as temporary equity instead of permanent equity due to the potential cash obligations related to liquidated damages provisions applicable to such shares. As of December 31, 2005, shares of common stock issued in our February 2005 financing have been classified as temporary equity due to the potential cash obligations related to liquidated damages provisions applicable to such shares.

As of December 31, 2005, we had $10.9 million in cash and cash equivalents and $2.4 million in short-term investments. We believe that this is sufficient capital to fund operations until early 2007.

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company leveraging formulation expertise and its patented CDT platform to introduce distinctive and novel OTC products, prescription drugs and dietary supplements. SCOLR Pharma’s CDT drug delivery platform provides distinctive products with tangible benefits for the consumer and competitive commercial advantages for licensees. For more information on SCOLR Pharma, please call 425-373-0171 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe of anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, we do not have sufficient cash to fund the development of our drug delivery operations. If we are unable to obtain additional equity or debt financing in the future, we will be required to reduce the scope of our business or cease our operations. In addition, if our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products. And we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

Copyright ©2005 SCOLR Pharma, Inc. All Rights Reserved.

Financial Highlights

Years Ended December 31,	2005	2004
		(Restated)
Net revenues	$635,407	$441,993
Operating loss	(8,796,798)	(5,070,273)
Net loss	(8,886,063)	(5,747,681)

Net loss per share
Basic and diluted	(0.26)	(0.19)

Shares used in calculation of
Basic and diluted net loss per share	34,323,934	29,781,604